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                                                                Exhibit 10(i)(c)

OmniCorder                          25 East Loop Road, Stony Brook, NY 11790
Technologies, Inc.                  Tel. 516-444-6499
                                    Fax  516-444-8825

March 19, 1998



Dr. Michael Anbar Ph.D.
145 Deer Run Road
Amherst, New York  14221

Dear Michael,

         By way of this letter I am confirming OmniCorder Technologies' ("OCT") intention to immediately exercise the option entitled "Option Agreement to Purchase Exclusive License to Use Patent Rights" (the "Option Agreement") originally executed on March 19, 1997. As we discussed, OCT will be transferring funds to the UB Foundation in the amount of $300,000 (three hundred thousand dollars). The March 3rd letter to OCT from Edward Schneider of the U.B. Foundation satisfies the requirements of Section 2; Paragraph 1; Subparagraphs
(i), (ii), and (iii) and dispenses with the need described in Section 2:
Paragraph 1 for an escrow agent. However, the letter requires that you do not use University Facilities to conduct this research and it is understood that you will not use University Facilities to conduct this OCT sponsored research at any time so as not to create any claims of ownership of any intellectual property or products arising out of it by the University of Buffalo or the UB Foundation.

         An additional $35,000 (thirty-five thousand dollars) will be made payable to Sisters Hospital in Buffalo New York, which will be serving as your primary R&D site as soon as we receive documentation from them indicating that they are ready, willing, and able to function as a site for this research, will match OCT's funding with a $35,000 contribution to your research project, and will waive any rights of ownership as stipulated in the Option Agreement in the aforementioned Section 2; Paragraph 1. I'm also enclosing with this letter a check in the amount of $50,000 (fifty thousand dollars) made payable to AMARA Inc.

         Added to previous funds provided to the UB Foundation, these new funds will make a total of $495,000 (four hundred and ninety five thousand dollars) provided by OCT to fund your research using Dynamic Area Telethermometry. As we recently agreed verbally these funds will completely satisfy Section 2 Paragraphs One and Three in the Option Agreement, which refer to funding requirements in order to exercise the Option Agreement.

         You also know that we are presently building an infrared camera being manufactured by SE-IR Corp., which utilizes a quantum well photodetector developed by Lockheed Martin Corporation. The delivery of this camera, which we expect in the next few weeks, will satisfy Section 2 Paragraph 2 of the Option Agreement. As agreed in the last amendment to the original Option Agreement, OTC will transfer title of this camera to you one year following exercise of the Option Agreement. The detector in this camera, which is on loan to OCT from Lockheed Martin, will either be purchased or replaced with similar detector by that time.

         The attorneys will be sending three documents, which when executed by you, will effect the transfer to you of the equivalent of twenty percent of OCT's equity, as calculated prior to the investment made by new investors (or 200,000 shares of stock in OCT). This will satisfy the conditions set forth in
Section 1 of the Agreement.

         I would very much like you to accept a seat on the Board of Directors of OCT, but I understand the reasons for you not doing so at this time. I hope you'll be able to participate on the board in an unofficial capacity and possibly consider accepting the board seat at some later date. You acknowledge that the board seat has been offered, as required in Section 2 Paragraph 4, and that you have decided to decline it. Finally, we are prepared, at your request, to provide you with an employment contract upon your resignation from the State University of New York at Buffalo, as stipulated in Section 2 Paragraph 5.



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         Upon your acceptance of the terms described in this letter, the execution of the three stock transfer related agreements mentioned above, the receipt of the $300,000 check by the UB Foundation made payable to them, the receipt by you of the $50,000 check made payable to AMARA, and the issuance of the Company's stock to you, the License transfer as described in Section 6 of the Option Agreement shall be considered fully effected. We don't anticipate the need to exercise a more formal agreement unless required by a funding source, in which case you will agree to exercise that agreement which will be based upon the same terms described in the Option Agreement and this letter.


                                                   Sincerely,


                                                   /s/ Mark A. Fauci
                                                   -------------------------
                                                   Mark A. Fauci
                                                   President and CEO



Accepted and Agreed:


/s/   Michael Anbar          March 20, 1998
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  Michael Anbar                  Date